Exhibit 10.16

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of June 7, 2006 (the “Effective Date”) by and between MARTIN J. KAPLITT, M.D., an individual having an address of [...***...] (“Licensor”), and CELLADON CORPORATION, a California corporation, with offices at 2223 Avenida de la Playa, Suite 206, La Jolla, CA 92037 (“Celladon”).

WHEREAS, Celladon desires to obtain from Licensor, and Licensor desires to grant to Celladon, an exclusive, worldwide license under the Licensed Patents (defined below), as more fully described herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

1.1 “Affiliate” shall mean any entity controlled by, controlling, or under common control with a party hereto and shall include any entity more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.2 “Field” shall mean the treatment or prevention of heart failure using products that act by the delivery of genes encoding proteins whose role is to regulate calcium uptake or release in the sarcoplasmic reticulum.

1.3 “Joint Owner(s)” shall have the meaning provided in Article 2 hereof.

1.4 “Licensed Patents” shall mean (a) US Patent No. US [...***...], US Patent Application No. [...***...] and PCT/US Patent Application No. [...***...], (b) any and all corresponding foreign patents and patent applications, whether now existing or hereafter filed, (c) any provisionals, substitutions, divisionals, reissues, renewals, continuations, continuations-in-part, substitute applications and inventors’ certificates arising from, or based upon, any of the foregoing patents or patent applications, and (d) any patents issuing from any of the foregoing patent applications.

1.5 “Net Sales” shall mean the gross amount received by Celladon, its Affiliates and sublicensees from Third Parties that are not Affiliates or sublicensees of the selling party from sales of Products, less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls, (iii) freight, shipping and

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insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) government mandated rebates.

1.6 “Product” shall mean any product the manufacture, use, sale, offer for sale or import of which is covered by a Valid Claim.

1.7 “Third Party” shall mean any entity other than Licensor or Celladon or an Affiliate of Licensor or Celladon.

1.8 “Valid Claim” shall mean a claim of an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. LICENSE GRANT

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Celladon during the term of this Agreement an exclusive (even as to Licensor), worldwide, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under Licensor’s interest in the Licensed Patents for any purpose in the Field, including, without limitation, to develop, make, have made, use, sell, offer for sale, have sold and import Products in the Field. Notwithstanding the exclusivity of the foregoing license, in the event that Celladon has not executed exclusive license agreements with respect to the Licensed Patents with each other joint owner of the Licensed Patents (i.e., Edward Diethrich and The Rockefeller University on behalf of Michael Kaplitt; each, a “Joint Owner” and collectively, the “Joint Owners”) by the fourth anniversary of the Effective Date, then the foregoing license shall automatically become non-exclusive as of such fourth anniversary.

3. PAYMENTS

3.1 Upfront Fee. Within 30 days after the Effective Date, Celladon shall pay to Licensor $25,000.

3.2 Annual Maintenance Fee. Beginning on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date thereafter during the term of this Agreement, Celladon shall pay to Licensor an annual license maintenance fee of $6,000.

3.3 Milestone Payments. Within 30 days after the first occurrence of each of the events set forth below, Celladon shall pay to Licensor the following one-time, non-refundable, non-creditable milestone payments: (a) $[...***...] upon filing with the FDA of an Investigational New Drug application for a Product; and (b) $[...***...] upon FDA approval of Biologics Licensing Application for a Product.

3.4 Royalty. Celladon shall pay to Licensor a royalty of [...***...]% of Net Sales of Products. The foregoing royalty shall be payable on a Product-by-Product and country-by-country basis until expiration of the last to expire of the Licensed Patents containing a Valid Claim claiming the manufacture, use or sale of such Product in such country.

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3.5 Non-Royalty Sublicense Income. In the event that Celladon executes exclusive license agreements with respect to the Licensed Patents with both of the Joint Owners and is obligated to pay to either or both of such Joint Owners a percentage of non-royalty sublicense income received by Celladon with respect to the Licensed Patents, then Celladon shall promptly notify Licensor thereof and agrees to pay to Licensor thereafter a percentage of such non-royalty sublicense income equal to the average of the percentages paid to the Joint Owners. The table below sets forth, for purposes of illustration only, the applicable percentage of non-royalty sublicense income that would be payable to Licensor under two theoretical scenarios (in each case, assuming Celladon has entered into exclusive license agreements with respect to the Licensed Patents with both of the Joint Owners):

	Percentage Payable to Joint Owner 1		Percentage Payable to Joint Owner 2		Percentage Payable to Licensor
Example 1	[...***...]	%	[...***...]	%	[...***...]	%
Example 2	[...***...]	%	[...***...]	%	[...***...]	%

3.6 Calculation and Payment of Royalties. Payments pursuant to Section 3.4 and, if applicable, Section 3.5 and reports for the sale of Products and, if applicable, the receipt of non-royalty sublicense income shall be calculated and reported for each calendar quarter. All payments due to Licensor pursuant to Sections 3.4 and 3.5 shall be paid within 60 days of the end of each calendar quarter, unless otherwise specifically provided herein. Each such payment shall be accompanied by a report of Net Sales of Products and, if applicable, non-royalty sublicense income in sufficient detail to permit confirmation of the accuracy of the payment made. Licensor will pay any and all taxes levied on account of any payments made to Licensor under this Agreement. If any taxes are required to be withheld by Celladon, Celladon will (a) deduct such taxes from the payment made to Licensor, (b) timely pay the taxes to the proper taxing authority, and (c) promptly send proof of payment to Licensor and certify its receipt by the taxing authority. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at the exchange rate used by Celladon throughout its accounting system during the applicable period for which a payment is due. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Licensor, unless otherwise specified in writing by Licensor.

3.7 Records; Audits. Celladon shall keep (and shall cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Licensor to confirm the accuracy of payments due hereunder. Licensor shall have the right to cause an independent, certified public accountant reasonably acceptable to Celladon to audit such records to confirm Net Sales, royalties and, if applicable, non-royalty sublicense income for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Celladon, and Licensor shall not have the right to conduct more than one such audit per year or to audit the same year more than once. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Celladon of more than 10% of the amount of payments due under this Agreement, in which case, Celladon shall bear the full cost of such audit and shall promptly remit to Licensor the amount of any underpayment.

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3.8 Confidentiality of Reports and Records. During the term of this Agreement and for five years thereafter, Licensor shall treat as confidential and shall not disclose to any Third Party the terms of this Agreement and any information contained in the reports provided by Celladon to Licensor pursuant to Section 3.6 and/or in records of Celladon to which Licensor or its auditor receives access pursuant to Section 3.7.

4. REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGMENT

4.1 Licensor Representations and Warranties. Licensor represents and warrants to Celladon that, at the time the invention was conceived and reduced to practice, Licensor was not an employee of The Rockefeller University (“Rockefeller”) or any other entity, nor was Licensor obligated to assign his rights in such invention to Rockefeller or any other entity. Licensor further represents and warrants to Celladon that, to the best of Licensor’s knowledge: (a) other than Licensor, the two other inventors named in the Licensed Patents and Rockefeller, no Third Party has any ownership interest in the Licensed Patents; and (b) Licensor has the right to grant the license he purports to grant herein, and he has not previously granted to any Third Party any right or license to practice the inventions claimed in the Licensed Patents within the Field.

4.2 Licensor Acknowledgment. Licensor acknowledges that Rockefeller has the sole right to file, prosecute, maintain and enforce the Licensed Patents on Licensor’s behalf.

5. TERM; TERMINATION

5.1 Term. The term of this Agreement will commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, will terminate upon the expiration of the last to expire of the Licensed Patents containing a Valid Claim.

5.2 Termination. Celladon shall have the right to terminate this Agreement for any reason or for no reason upon 60 days’ written notice to Licensor. Licensor shall have the right to terminate this Agreement upon 60 days’ written notice to Celladon upon or after the breach of any material provision of this Agreement by Celladon if Celladon has not cured such breach within the 60-day period following written notice of termination by Licensor.

5.3 Effect of Termination; Surviving Obligations. Upon termination of this Agreement: (a) the license granted by Licensor to Celladon in Article 2 shall terminate and be of no further force and effect; and (b) all other rights and obligations of the parties under this Agreement shall terminate, except as set forth in this Section 5.3. Expiration or termination of this Agreement shall not relieve either party of any obligation accruing prior to such expiration or termination. Except as expressly set forth elsewhere in this Agreement, the obligations and the rights of the parties under Sections 3.6, 3.7, 3.8 and 5.3 and Articles 6 and 7 shall survive expiration or termination of this Agreement.

5.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

6. INDEMNIFICATION

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6.1 Indemnification. Celladon hereby agrees to save, defend, indemnify and hold harmless Licensor from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Losses”), to which Licensor may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of (a) the practice by Celladon of the license granted under Article 2, or (b) the development, manufacture, handling, storage, sale or other disposition of any Product by Celladon, its Affiliates and sublicensees. Licensor shall give notice to Celladon of any Claim for which Licensor may be entitled to indemnification hereunder promptly after learning of such Claim, and Celladon shall have the right to assume the defense of such Claim. If such defense is assumed by Celladon, Celladon will not be liable for any Losses in connection with any settlement of such Claim made by Licensor without Celladon’s consent and will not be obligated to pay the fees and expenses of any separate counsel retained by Licensor with respect to such Losses.

6.2 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

6.3 Insurance. Commencing prior to initiation of the first clinical trial of a Product and thereafter during the term of this Agreement, Celladon shall maintain product liability insurance coverage with a limit of not less than $5,000,000 in the aggregate and shall cause Licensor to be named as an additional insured under such policy.

7. MISCELLANEOUS PROVISIONS

7.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

7.2 Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or amended in a writing expressly stated for such purpose and signed by the parties to this Agreement.

7.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors.

7.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

7.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party

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without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

7.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

7.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

7.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address given on the first page of this Agreement, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

7.9 Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting or used in the interpretation of this Agreement.

7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, including the Exhibit attached hereto and incorporated herein by reference.

MARTIN J. KAPLITT, M.D.	CELLADON CORPORATION

/s/ Martin J. Kaplitt	By:	/s/ Steven K. Brauer
	Name:	Steven K. Brauer
	Title:	Chief Business Officer

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